Exhibit 99(i)-Letter

January 30, 2003

Dear Shareholder,

Enclosed is our News Release describing our year–end results for 2002. As has been our history for the past five years, we continue to enjoy strong earnings growth and favorable shareholder returns. For 2002, we achieved 16% earnings growth and a 15% return on average equity. The performance of our stock has reflected those results, which is particularly meaningful since our growth was achieved during a period where declining share values occurred in many companies and impacted many investors.

As always, we remain committed to improving shareholder value, therefore, we recently announced the engagement of Friedman Billings Ramsey to assist us in developing strategies and plans to enhance shareholder value over the long term. In order to devote our time and resources to the important task of determining the best methods of achieving continued improving results for our Shareholders, the Board of Directors voted to delay the 2003 Annual Meeting. We expect the Meeting to be scheduled for the third or fourth quarter and will announce the date of our Annual Meeting early in the second quarter of 2003.

We are also happy to report that Tolland Bank has had the highest internally generated deposit market share growth among the three leading banks in Tolland County over the last five years, and in 2002, our deposit market share in the county measured 18%. At the same time, residential real estate in Tolland Bank’s primary market has appreciated nicely over the last five years, with the town of Tolland leading the list, reflecting the excellent prospects of the Bank’s suburban markets.

We believe that the success we achieved in 2002 was due to our strong foundation and our efforts to continue to build value for our Shareholders in a prudent manner. We will continue to grow in new markets and look forward to our new office in Enfield in 2003. We are committed to our mission of superior service, dedication to our communities and enhancing the company’s value for you, our Shareholders.

I would like to extend our sincerest thanks to our Board of Directors, Senior Management, Employees and Associates, without whose efforts, support, guidance and dedication our success and growth would not have been possible. As always, we are also grateful for the loyalty, strong support and confidence of our Shareholders and Customers. We look forward to serving you in the year to come.

Sincerely,

Joseph H. Rossi
President/CEO

Statements in this press release regarding Alliance Bancorp of New England, Inc.’s business that are not historical facts are “forward–looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward–looking statement, see “Forward–Looking Statements” in the Company’s most recent Annual Report.